SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 9, 2005

Date of Report (Date of earliest event reported)

Factory Card & Party Outlet Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-21859	36-3652087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2727 Diehl Road, Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 579-2000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 9, 2005, the Company entered into an Amended and Restated Executive Severance Plan, which supersedes the Company’s current Executive Severance Plan. The Amended and Restated Executive Severance Plan is substantially similar to the current Plan in providing cash severance pay equal to 6 months salary (or 18 months after a change in control) plus pro rata bonus upon the involuntary termination of a person who has completed at least 120 days of employment as an officer not under contract. The Amended and Restated Executive Severance Plan: (a) extends the term of the Plan from July 1, 2006 to July 1, 2008; (b) provides that the 18 month severance amount for involuntary termination after a change in control is payable in a single lump sum payment; and (c) adds certain provisions requiring the Company to establish a trust for deposit of severance amounts to the extent that Section 409A of the Internal Revenue Code of 1986 requires a delay of the payment of such severance amounts payable with respect to an involuntary termination after a change in control.

On December 9, 2005, the Company also amended the employment agreements dated as of December 24, 2004 of each of Gary W. Rada (Chief Executive Officer) and Timothy F. Gower (Senior Vice President-Stores) to: (a) extend the term of such employments to April 7, 2009 for Mr. Rada and April 7, 2008 for Mr. Gower; (b) with respect to Mr. Gower, amend the severance payable upon an involuntary termination after a change in control from 18 months to 24 months; and (c) add certain provisions requiring the Company to establish a trust for deposit of severance amounts to the extent that Section 409A of the Internal Revenue Code of 1986 requires a delay of the payment of such severance amounts payable with respect to an involuntary termination of the executive after a change in control.

On December 9, 2005, the Company also entered into an employment agreement with Mr. Jarett Misch which provides for the continued employment of Mr. Misch as Vice President, Controller and Chief Accounting Officer through April 7, 2008; provided that such term is automatically extended for subsequent one-year terms unless Mr. Misch or the Company gives written notice to the other of a desire not to extend at least 60 days prior to the end of the initial term or any additional term, as applicable.

During the term, the Company agrees to pay Mr. Misch an annual salary of $183,000, subject to annual review and increases at the discretion of the Board. In addition, Mr. Misch is entitled to a cash bonus in accordance with the Company’s management incentive plan for each fiscal year during the term of 40% to 150% of Mr. Misch’s target bonus of 30% of annual salary.

Under the terms of the employment agreement, if Mr. Misch is terminated without cause or resigns with good reason during the term, he is entitled to receive: (1) any accrued and unpaid salary and bonus and a prorated bonus in respect of the fiscal year in which termination occurs, calculated at Mr. Misch’s target bonus level; (2) a severance payment, payable in cash in equal installments over the Severance Period (as defined below) (or in a lump sum payment upon a change of control), equal to the quotient obtained by dividing the number of days in the Severance Period by 365 times the sum of (x) Mr. Misch’s then current annual base salary and (y) Mr. Misch’s target bonus; (3) full acceleration of vesting on stock options, restricted stock and any other awards under any equity based incentive arrangement; and (4) continuation of medical and dental benefits for Mr. Misch, his spouse and other dependents for the Severance Period. The Severance Period for Mr. Misch is the greater of 12 months or the remainder of the term; provided that such period shall be 18 months if Mr. Misch is terminated without cause or resigns for good reason after a change of control. In the event that Section 409A of the Internal Revenue Code requires a delay in the payment of severance amounts payable with respect to an involuntary termination after a change of control, the Company is required to establish a trust for deposit of such severance amounts.

Mr. Misch is subject to a confidentiality agreement and a 12-month non-solicitation and non-competition covenant following any termination of employment.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

99.1	Factory Card & Party Outlet Corp. Amended and Restated Executive Severance Plan.

99.2	Amendment dated as of December 9, 2005 between Factory Card Outlet of America Ltd. and Gary W. Rada.

99.3	Amendment dated as of December 9, 2005 between Factory Card Outlet of America Ltd. and Timothy F. Gower.

99.4	Employment Agreement dated as of December 9, 2005 between Factory Card Outlet of America Ltd. and Jarett A. Misch.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACTORY CARD & PARTY OUTLET CORP.

/s/ Gary W. Rada
Gary W. Rada
Dated: December 9, 2005	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Factory Card & Party Outlet Corp. Amended and Restated Executive Severance Plan.

99.2	Amendment dated as of December 9, 2005 between Factory Card Outlet of America Ltd. and Gary W. Rada.

99.3	Amendment dated as of December 9, 2005 between Factory Card Outlet of America Ltd. and Timothy F. Gower.

99.4	Employment Agreement dated as of December 9, 2005 between Factory Card Outlet of America Ltd. and Jarett A. Misch.